UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) Dear Valued Shareholder: Ahead of our Annual Meeting of Shareholders of ECAT on July 10, 2023, we wanted to alert you that this is your final opportunity to vote for the future of your Fund by voting “FOR” the Board’s Nominees on the WHITE proxy card. Your vote, no matter how many shares you own, is needed to stop a predatory hedge fund managed by Saba Capital Management, L.P. (“Saba”) from taking control of your Fund and replacing the Fund’s independent, qualified and experienced Board members with its inexperienced and unqualified nominees that are beholden to Saba. If elected, Saba’s nominees may take actions that are harmful to the Fund and its shareholders, so that Saba may earn a profit at the expense of shareholders, like you, who rely on this Fund for consistent monthly distributions and competitive returns. Saba’s focus is on short-term profit and NOT on the interests of long-term shareholders. We urge you to reject Saba’s self-serving agenda that could put your investment and the opportunity for future returns at risk. Please vote to stop Saba! ïƒ¼ Vote “FOR” the Board’s Nominees—Cynthia L. Egan, Lorenzo A. Flores, Stayce D. Harris, Catherine A. Lynch—using the WHITE proxy card. ï,´ Please do NOT send back the gold proxy card you may receive from Saba, as this will cancel your prior vote for the Board’s Nominees. Only your latest dated proxy will count at the meeting. Your Board’s qualifications and experience stand in direct contrast to Saba’s four nominees, who do not have the relevant industry or closed-end fund experience necessary to steward the Fund. We remain confident that under the leadership of the current Board members, the Fund is well-positioned to execute its investment objectives, which are to provide investors with total return and income through a combination of current income, current gains and long-term capital appreciation. We ask that you consider the following when voting on the Board’s Nominees: UNDER THE BOARD’S LEADERSHIP, YOUR FUND HAS DELIVERED STRONG PERFORMANCE AND INCREASED YOUR MONTHLY DISTRIBUTIONS ï,· 19.3% return year-to-date in 2023, outperforming peers and the S&P 500 ï,· 25% increase in monthly distributions paid to shareholders THE BOARD IS COMMITTED TO CREATING SUSTAINABLE VALUE FOR YOU AND ALL OF THE FUND’S SHAREHOLDERS ï,· $10 million in gains for shareholders from $47 million in voluntary share repurchases since inception1 ï,· $180,000 in savings for shareholders in 2023 via a voluntary management fee waiver2

All shareholders will have an opportunity to receive 100% liquidity at net asset value in 2033 via fund liquidation or tender offer YOUR BEST-IN-CLASS BOARD NOMINEES ARE EXPERIENCED, QUALIFIED AND DIVERSE Your Board’s nominees represent a diverse slate of professionals, each with over 30 years of experience in finance, investment management or business leadership The Board is committed to ensuring that the Fund operates in a responsible manner that protects and advances the interests of the Fund and all of its shareholders YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN VOTE ON THE WHITE PROXY CARD AND REJECT SABA’S ATTEMPTED TAKEOVER TODAY. A VOTE FOR SABA’S NOMINEES COULD HAVE NEGATIVE CONSEQUENCES FOR YOUR FUND. How does the Board recommend that I vote? The Board, including the independent Board Members, unanimously recommends a vote “FOR” the Board’s Nominees, who have created value for all shareholders, using the WHITE proxy card. Please do NOT send back the gold proxy card you may receive from Saba, as this will cancel your prior vote for the Board’s Nominees. Only your latest dated proxy will count at the meeting. How do I vote? If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-328-5445. The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-33352 or by calling Georgeson, the Funds’ proxy solicitor, toll free at 1-866-328-5445. Source: Morningstar data as of April 30, 2023. (1) When ECAT repurchases its shares at a discount to NAV, those shares are retired and the Fund keeps the difference between the NAV per share and purchase price per share, resulting in a higher NAV per share for shareholders. (2) Estimated based on managed assets as of April 30, 2023.